Exhibit (d)(4)(iv)

Schedule A to

Sub-Advisory Agreement

Revised as of December 27, 2010

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)	Effective Date
Allianz AGIC International Growth Fund	0.50%	2/02/09
Allianz AGIC Convertible Fund	0.37%	3/31/10
Allianz AGIC Emerging Growth Fund	0.59%	3/31/10
Allianz AGIC High Yield Bond Fund	0.31%	3/31/10
Allianz AGIC International Growth Opportunities Fund	0.65%	3/31/10
Allianz AGIC Micro Cap Fund	0.81%	3/31/10
Allianz AGIC Small to Mid Cap Growth Fund	0.52%	3/31/10
Allianz AGIC Ultra Micro Cap Fund	0.98%	3/31/10
Allianz AGIC Focused Opportunity Fund	0.52%	12/27/10

[Signature page follows.]

[Schedule A to Sub-Advisory Agreement]

Exhibit (d)(4)(iv)

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS CAPITAL LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, as of the date first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS CAPITAL LLC

By:	/s/ Charles H. Field
Name:	Charles H. Field
Title:	Managing Director

[Schedule A to Sub-Advisory Agreement – Signature Page]